UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 08, 2024

Atlas Energy Solutions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41828	93-2154509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 W. Courtyard Drive Suite 500
Austin, Texas		78730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 220-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AESI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2024, the Board of Directors (the “Board”) of Atlas Energy Solutions Inc. (the “Company”) appointed Mike Howard as a Class I director of the Board, to fill an existing vacancy on the Board and to serve as a member of the Nominating and Corporate Governance Committee of the Board, to serve until his successor is elected and qualified or, if earlier, until his death, disability, resignation, disqualification or removal. Mr. Howard was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person.

Mr. Howard co-founded Howard Midstream Energy Partners, LLC (“HEP”), a diverse, multibillion-dollar energy company operating critical energy infrastructure in four states and Mexico, and has served as Chairman and Chief Executive Officer of HEP since its founding in 2011. Prior to co-founding HEP, Mr. Howard was President of Midstream at Energy Transfer Partners (NYSE: ETP and ETE), a Fortune 100 energy company, where his responsibilities encompassed all aspects of the midstream, transportation and storage segments including business development, engineering, operations, contract administration and compliance matters. In addition to chairing the HEP Board of Directors, Mr. Howard serves on the Board of Directors of Jonah Energy LLC and the Boards of Trustees for the Texas A&M University, Kingsville Foundation, the United Way of Bexar County, and the Witte Museum. Mr. Howard received his Bachelor of Science in chemical engineering from Texas A&M University, Kingsville.

Based upon information requested from and provided by Mr. Howard concerning his background, employment and affiliations, including family relationships, the Board determined that Mr. Howard does not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Howard is “independent” as that term is defined under the applicable rules and regulations of the U.S. Securities and Exchange Commission and the listing requirements of the New York Stock Exchange. There are no transactions in which Mr. Howard has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Howard’s appointment to the Board, the Company is expected to enter into its standard indemnification agreement with Mr. Howard, which will require the Company, under the circumstances and to the extent provided for therein, to indemnify Mr. Howard to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. Mr. Howard is expected to participate in the Company’s standard non-employee director compensation arrangements that are paid on a calendar-year basis pursuant to which non-employee directors receive an annual cash retainer in the amount of $75,000 (paid pro-rata in quarterly installments), an annual restricted stock unit grant with a grant date value equal to $145,000 that vests over a period of one year and annual retainers for certain committee chair service, if applicable.

A copy of the press release containing the announcement of Mr. Howard’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 13, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY SOLUTIONS INC.

Date:	February 13, 2024	By:	/s/ John Turner
Name: John Turner Title: President and Chief Financial Officer